Exhibit 10.9
QXO, INC.
SEVERANCE PLAN
SECTION 1
PURPOSE OF THE PLAN
The Compensation and Talent Committee (the “Committee”) of the Board of Directors (the “Board”) of QXO, Inc. (the “Company”) desires to provide financial assistance to select executives upon certain terminations of employment in accordance with the terms and conditions of the QXO, Inc. Severance Plan (this “Plan”).
The Committee also recognizes that the possibility of a Change of Control (as defined in Section 2.5) of the Company, and the uncertainty it could create, may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders. The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Committee also believes that when a Change of Control is perceived as imminent, or is occurring, the Committee should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.
Therefore, in order to fulfill the above purposes, the Plan was adopted by the Committee and shall become effective on the Effective Date (as defined in Section 2.13).
SECTION 2
DEFINITIONS
Certain capitalized terms used herein have the definitions given to such terms in the first place in which they are used. As used herein, the following capitalized words and phrases shall have the following respective meanings:
2.1“Affiliate” means any entity controlled by, controlling or under common control with the Company.
2.2“Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliates at the rate in effect immediately prior to the Date of Termination or, if the Date of Termination is during a Change of Control Period, the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change of Control, or, if higher, immediately prior to the Date of Termination.
2.3“Benefit Continuation Period” means (a) in the event of a Qualifying Non-CIC Termination, a period of six (6) months following the Date of Termination and (b) in the event of a Qualifying CIC Termination, a period of twelve (12) months following the Date of Termination.
2.4“Cause” shall means (a) the Participant’s dereliction of duties or gross negligence or failure to perform the Participant’s duties or refusal to follow any lawful directive of the officer to whom the Participant reports; (b) the Participant’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects his performance of duties for the Company or an Affiliate; (c) the Participant’s commission of any fraud, embezzlement, theft or dishonesty or any deliberate misappropriation of money or other assets of the Company or an Affiliate; (d) the Participant’s breach of any fiduciary duties of the Company or any Affiliate; (e) any act, or failure to act, by the Participant in bad faith to the detriment of the Company or an Affiliate; (f) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or an Affiliate or any of its directors, managers, officers or employees, if the Company requests the Participant’s cooperation; (g) the Participant’s failure to follow Company policies, including the Company’s code of conduct and/or code of business ethics, as may be in effect from time to time; or (h) the Participant’s conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases set forth in clauses (a) through (g) where a cure is possible (as determined by the Plan Administrator in its discretion), the Participant shall first be provided with a 15-day cure period.
2.5“Change of Control” shall have the meaning given to such term in the QXO, Inc. 2024 Omnibus Incentive Compensation Plan as in effect from time to time.
2.6“Change of Control Period” means the period commencing on, and including, the date of a Change of Control and ending on, and including, the second anniversary of the date of such Change of Control.
2.7“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8“Committee” means the Compensation and Talent Committee of the Board.
2.9“Company” means QXO, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.10“Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definitions of Good Reason). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the date on which the Participant becomes eligible for benefits under the Company’s (or as, relevant, any Affiliate’s) long-term disability plan. Notwithstanding the foregoing, in no event shall the Date of Termination of any U.S. Taxpayer Participant occur until such U.S.

Taxpayer Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
2.11“Disability” shall have the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to the Participant.
2.12“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.13“Effective Date” means June 6, 2024.
2.14“Good Reason” means the occurrence of any of the following events or circumstances during a Change of Control Period and without the Participant’s prior written consent:
(a)A reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change of Control (or if higher, that in effect at any time thereafter);
(b)A reduction in the Participant’s target annual cash bonus opportunity from that in effect immediately prior to the Change of Control (or, if higher, that in effect at any time thereafter);
(c)A material, adverse change in the Participant’s title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change of Control;
(d)A relocation of the Participant’s principal place of employment to a location that is more than 50 miles from the location of the Participant’s principal place of employment immediately prior to the Change of Control; or
(e)The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Plan with respect to the Participant.
In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (e) within 90 days of the initial existence of such condition, describing in reasonable detail such condition, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the “separation from service” (within the meaning of Section 409A of the Code) of any U.S. Taxpayer Participant, or, for any Non-U.S. Participant, their termination of employment, must occur, if at all, within 30 days following the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following (but not before) the occurrence of an event described above in clauses (a) through (e) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
2.15“Multiple” means two (2).
2.16“Non-U.S. Participant” means any Participant other than a U.S. Taxpayer Participant.
2.17“Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be: (i) for any U.S. Taxpayer Participant, not more than 30 days after the giving of such notice or 60 days in the case of a termination for Good Reason); or (ii) for any Non-U.S. Participant, no later than the expiry of their contractual notice period. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder. For the avoidance of doubt, any notice served under the Plan will not affect the Company’s or any Affiliate’s ability to exercise any of its rights in relation to termination or notice under the relevant Participant’s contract of employment.
2.18“Participant” means (a) unless the Committee affirmatively determines otherwise and notifies the executive officer in writing of such determination, each executive officer of the Company (other than the Chief Executive Officer of the Company, who shall not be eligible unless the Committee affirmatively determines otherwise and notifies the CEO in writing of such determination), and (b) any other key employee employed by the Company or any Affiliate who is selected by the Plan Administrator for participation in the Plan and notified of the same in writing.
2.19“Plan” means this QXO, Inc. Severance Plan.
2.20“Plan Administrator” shall have the meaning given to such term in Section 7.1.

2.21“Qualifying CIC Termination” means any termination of a Participant’s employment, during a Change of Control Period (a) by the Participant for Good Reason or (b) by the Company or, as relevant, any Affiliate other than for Cause, death or Disability.
2.22“Qualifying Non-CIC Termination” means any termination of a Participant’s employment (a) by the Company or as relevant any Affiliate other than for Cause, death or Disability and (b) that is not a Qualifying CIC Termination.
2.23 “Salary Continuation Period” means the period of twelve (12) months immediately following the Date of Termination.
2.24“Target Annual Bonus” means the Participant’s target annual cash bonus in effect immediately prior to the Date of Termination or if the Date of Termination is during a Change of Control Period, the Participant’s target annual cash bonus in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change of Control, or, if higher, immediately prior to the Date of Termination.
2.25“U.S. Taxpayer Participant” means any Participant whose compensation income is subject to taxation in the United States of America.
SECTION 3
SEPARATION BENEFITS
3.1Qualifying Non-CIC Termination. If a Participant experiences a Qualifying Non-CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to Section 3.3:
(a)a lump sum payment in cash payable within 30 days following the Date of Termination, equal to the sum of (i) the Participant’s accrued but unpaid Annual Base Salary through the Date of Termination, (ii) any cash incentive payment relating to a performance period that was completed prior to the Date of Termination (the amount of which will be determined by the Plan Administrator), (iii) any accrued and unused vacation pay or other paid time off, and (iv) subject to any expenses policy in force from time to time, any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and (iv) shall be hereinafter referred to as the “Accrued Obligations”); provided that, for any U.S. Taxpayer Participant, notwithstanding the foregoing, in the case of clauses (i) and (ii), if such U.S. Taxpayer Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (i) or (ii) above, then for all purposes of this Section 3 (including, without limitation, Section 3.1(a) and 3.2(a)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (i) or (ii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(b)a lump sum payment payable in cash equal to the product of (i) the Target Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year, reduced by any cash incentive payment that the Participant has been paid or to which the Participant is otherwise entitled, in each case, for the same period of service (the “Prorated Bonus”), which shall be subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a);]
(c)continuation of Annual Base Salary for the Salary Continuation Period paid to the Participant ratably over the Salary Continuation Period;
(d)at the option of the Company, either (i) for the Benefit Continuation Period, healthcare benefit coverage to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage (including medical and dental) pursuant to a plan sponsored by the Company or an Affiliate as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), with the requirement for the Participant (or the eligible dependents) to pay a monthly premium at the active employee rate for such healthcare benefit coverage as if the Participant had continued employment with the Company during the Benefit Continuation Period; provided that, for any U.S. Taxpayer Participant, the receipt of such heath care benefit shall be conditioned upon the Participant making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage during the Benefit Continuation Period so long as it is available or (ii) a cash lump sum payment equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Date of Termination, that would have been provided towards healthcare benefit coverage for the Participant and the Participant’s eligible dependents during the Benefit Continuation Period had the Participant remained employed with the Company or as relevant Affiliate during such period (the “Healthcare Benefit”); and
(e)to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, including amounts credited to the Participant’s account under any deferred compensation plan, payable pursuant to the terms of such plan, program, policy or practice (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
3.2Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to Section 3.3:

(a)a lump sum payment in cash payable within 30 days following the Date of Termination equal to the Accrued Obligations;
(b)the Prorated Bonus, which shall be subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a);
(c)a lump sum payment in cash equal to the product of (i) the Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;
(d)the Healthcare Benefit; and
(e)Other Benefits payable pursuant to the terms of such plan, program, policy or practice or contract or agreement.
3.3Release Requirement; Payment Timing.
(a)All payments and benefits contemplated by Section 3.1 and Section 3.2 (other than the Accrued Obligations and the Other Benefits) are expressly conditioned on the Participant’s execution of a general release of claims and settlement agreement in the form delivered to the Participant by the Company or its applicable Affiliate (provided that any general release of claims and settlement agreement shall not contain any new or additional restrictive covenant requirements in connection with a Qualifying CIC Termination) on or within ten (10) days after the Date of Termination and such agreement becoming effective and irrevocable in accordance with its terms no later than the seventieth (70th) day following the Date of Termination (collectively, the “Release Requirement”). The cash payments contemplated by this Section 3 (other than the Accrued Obligations and the Other Benefits) shall be paid, if due under the terms of this Plan, as follows: (i) with respect to the payment contemplated by Section 3.1(c), over the Salary Continuation Period in accordance with the Company’s (or its relevant Affiliate’s) regularly scheduled payroll dates and commencing not later than the second regularly scheduled payroll date following the satisfaction of the Release Requirement, with any installments that would have been made during the period from the Date of Termination to the date of satisfaction of the Release Requirement based on regularly scheduled payroll dates accumulated and paid on the date that such installments commence, (ii) with respect to the payments contemplated by Section 3.1(b) and, if applicable, Section 3.1(d), as promptly as practicable following the satisfaction of the Release Requirement, and (iii) with respect to the payments contemplated by Sections 3.2(b) and 3.2(c) and, if applicable, Section 3.2(d), within five business days following the satisfaction of the Release Requirement, and in the case of both of clauses (ii) and clause (iii), in no event later than two and one half months following the end of the calendar year in which the Date of Termination occurs.
(b)For any U.S. Taxpayer Participant, notwithstanding anything to the contrary in this Section 3, with respect to any payment or benefit payable pursuant to Section 3.2 that constitutes nonqualified deferred compensation within the meaning of

Section 409A of the Code, if the applicable Change of Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder, then solely to the extent necessary to avoid the application of additional taxes and penalties on such payment or benefit under Section 409A of the Code, such payment or benefit shall be paid or provided on the same schedule that would have applied to such payment or benefit in connection with a Qualifying Non-CIC Termination.
SECTION 4
GOLDEN PARACHUTE EXCISE TAX
4.1The provisions of this Section 4 shall apply to U.S. Taxpayer Participants only.
4.2If a Participant has a Qualifying CIC Termination, anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether to reduce any of the Payments so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, the Participant shall receive all Payments to which the Participant is entitled.
4.3If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. The reduction of the Payments, if applicable, shall be made by reducing the Payments that have a Parachute Value in the order determined by the Plan Administrator, provided that such reduction will be made in a manner that is intended to comply with Section 409A to the extent applicable. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.4To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and

Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
4.5The following terms shall have the following meanings for purposes of this Section 4:
(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.
(b)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(c)“Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax under Section 4999 of the Code will apply to such Payment.
(d)“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.
(e)“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.
4.6The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS
5.1 Nonduplication. The amount of any payment under Section
3.1(b) and 3.1(c), in the case of a Qualifying Non-CIC Termination, or Section 3.2(b) and 3.2(c), in the case of a Qualifying CIC Termination, will be offset and reduced (but not below zero) by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, restrictive covenant payments, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement, confidential information protection agreement (solely with respect to payments under the confidential information protection agreement that are payable within, or with respect to, the one-year period commencing on the Date of Termination) or other contractual obligation (whether individual or union/works council) or statutory scheme. In addition, the Plan Administrator may determine that (a) any payment owed under Section 3.1(c) (after application of the offset contemplated by the immediately preceding sentence) and/or (b) solely in the case of a Qualifying Non-CIC Termination, any payments owed under the confidential information protection agreement that are payable within, or with respect to, the one-year period commencing on the Date of Termination, shall be reduced (but not below zero) by the amount of any income that you earn from any other work, whether as an employee or as an independent contractor, during the one year period commencing on the Date of Termination. If a U.S. Taxpayer Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(c) or 3.2(c), as applicable, of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.
5.2Legal Fees. Solely during the Change of Control Period, the Company agrees to pay as incurred (within 10 business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.

SECTION 6
AMENDMENT AND TERMINATION
The Plan may be terminated or amended in any respect or any person removed from the Plan as a Participant by resolution adopted by the Board or the Committee; provided that, in connection with or in anticipation of a Change of Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights of Participants in connection with a Qualifying CIC Termination and no person may be removed as a Participant from the Plan; provided, further, that following a Change of Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder in connection with a Qualifying CIC Termination shall have received such payments and benefits in full pursuant to Section 3.
SECTION 7
PLAN ADMINISTRATION
7.1General. The Committee is responsible for the general administration and management of this Plan (the Committee or its delegate acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Unless otherwise determined by the Committee at any time, the responsibilities, power and authority of the Plan Administrator under the Plan with respect to each Participant who is not an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended are hereby delegated to each of the Chief Executive Officer and the Chief Human Resources Officer, jointly and severally; provided that each of the Chief Executive Officer and the Chief Human Resource Officer may not make any determination regarding his or her own participation in the Plan. All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan. Following a Change of Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.
7.2ERISA Plan. This Plan (a) shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) shall be administered in a manner that complies with the provisions of ERISA that are applicable to top-hat plans.
7.3Claims Procedure.

(a)Initial Claims.  A Participant who believes that such Participant is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within sixty (60) days after the Participant’s Date of Termination. If the Participant’s claim is denied, in whole or in part, such Participant will be furnished with written notice of the denial within ninety (90) days after the Plan Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional ninety (90) days. If such an extension of time is necessary, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(i)the reason or reasons for the denial of the Participant’s claim;
(ii)references to the Plan provisions on which the denial of the Participant’s claim was based;
(iii)a description of any additional information or material required by the Plan Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(iv)a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(b)Appeal of Denied Claims.  If the Participant’s claim is denied, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.
(i)Such request for review may include any comments, documents, records and other information relating to the Participant’s claim for benefits.
(ii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.
(iii)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.
(c)Plan Administrator’s Response to Appeal.  The Plan Administrator will notify the Participant of its decision within sixty (60) days after the Plan Administrator’s receipt of the Participant’s written claim for review; provided that the Plan Administrator may extend the review period by up to sixty (60) additional days, if the Plan Administrator notifies the Participant in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period. If the Plan Administrator makes an adverse decision on appeal, the Plan Administrator shall communicate its decision in a writing that includes:
(i)the reason or reasons for the denial of the Participant’s appeal;
(ii)reference to the Plan provisions on which the denial of the Participant’s appeal is based;
(iii)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and
(iv)a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
(d)Exhaustion of Administrative Remedies.  Prior to a Change of Control, the exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:
(i)no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claims procedures have been exhausted in their entirety;
(ii)failure to submit a claim, appeal or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed; and
(iii)no legal action or arbitration may be commenced by the Participant later than one year subsequent to the date of the written response of the Plan Administrator to a Participant’s request for review pursuant to Section 7.3(c).
7.4Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator, whether the Committee or the Chief Executive Officer or Chief Human Resources Officer, from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8
SUCCESSORS; ASSIGNMENT
8.1Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
8.2Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
9.1The provisions of this Section 9 shall apply to U.S. Taxpayer Participants only.
9.2General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
9.3Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.4Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
SECTION 10
MISCELLANEOUS
10.1Controlling Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10.2Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes and/ or social security payments as are required to be withheld pursuant to any applicable law or regulation.
10.3Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
10.4Plan Controls. In the event of any inconsistency between this Plan document, on the one hand, and any other communication regarding this Plan or any offer letter or other agreement between a Participant and the Company or any of its Affiliates, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
10.5Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or any Affiliate.
10.6Notices.
(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail or electronic mail (e-mail) (so long as confirmation of receipt of e-mail is requested or received) by:
QXO, Inc.
Five American Lane,
Greenwich, CT 06831
Attention:     Chief Legal Officer
E-mail:        The e-mail address provided to Participants for this             purpose, if any.

(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice by e-mail (so long as confirmation of receipt of e-mail is requested or received), personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
10.7Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.